UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2005

DOTRONIX, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

160 First Street S.E.
New Brighton, Minnesota 55112-7894
(Address of Principal Executive Offices)(Zip Code)

(651) 633-1742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Item 1.02  Termination of a Material Definitive Agreement

Item 2.01  Completion of Acquisition or Disposition of Assets

Item 3.02  Unregistered Sales of Equity Securities

On September 12, 2005 a “Settlement Agreement and Mutual Release” was executed between Dotronix, Inc. and its principal creditor, Terry L. Myhre. Under the terms of the transaction the parties terminated the Loan Agreement originally dated April 7, 2004, Mr. Myhre agreed to convert all debt and accrued interest owed to him by Dotronix to common stock at a conversion price of $1.50 per share, or a total of 318,246 shares of common stock, and the parties mutually released each other from all claims arising under the Loan Agreement or otherwise. In connection with the transaction, Mr. Myhre signed a Securities Purchase Agreement under which he agreed to purchase up to 26,667 additional shares of common stock a $1.50 per share. All of the securities were sold in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933.

On September 16, 2005 a “Settlement Agreement and Mutual Release” was executed between the Estate of William S. Sadler, the former president and a major shareholder of Dotronix whereby the Estate agreed to convert all debt owed it by Dotronix to common stock at a conversion price of $1.00 per share. A total of 156,040 shares will be issued for the debt and accrued interest. In addition, the Estate agreed to release all obligations under a lease between the Estate and the Company for 66,212 shares of Company common stock at conversion price of $1.50 per share. The Company and the Estate mutually released each other from all further claims. All of the securities were sold in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933.

Two of the officers of Dotronix, Kurt T. Sadler the president and Robert V. Kling the chief financial officer, formed a corporation under the name Dotronix Technology, Inc. (“DTI”). DTI previously purchased from Terry Myhre a portion of the secured debt owed by Dotronix to Mr. Myhre. On September 12, 2005, an agreement was executed between Dotronix and DTI whereby DTI acquired the operating assets of the Company and assumed certain liabilities in lieu of foreclosure of the security interest held by DTI in the assets of Dotronix. The board of directors of Dotronix approved the transaction based on its determination that it allows Dotronix to dispose of assets that are no longer useful for the pursuit of a business with any meaningful future potential, relieves Dotronix of certain liabilities, and will enable Dotronix to seek a new business venture in which to participate in the future. In this regard, the settlement of debt with Terry Myhre described above was conditioned on Dotronix disposing of its assets and putting itself in the position where it could pursue other prospects.

In connection with the disposition of assets to DTI, on September 12, 2005, the Employment Agreements between the Company and Messrs. Sadler and Kling were terminated, but they will continue to provide services for at least the next several months as Dotronix goes through the transition resulting from the transactions described above. In consideration for termination of their employment contracts Messrs. Sadler and Kling will each receive a one time payment of $20,000 and an option to purchase 50,000 shares of Dotronix common stock at an exercise price of $0.21 per share for Mr. Kling and $0.23 for Mr. Sadler, that expire on September 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2005	Dotronix, Inc.

By:	/s/ Robert V. Kling
Robert V. Kling Chief Financial Officer